This report is signed on behalf of the registrant (or depositor or trustee).



                    City of Los Angeles State of California

Date:




Name of Registrant, Depositor, or Trustee: Separate Account VA-1 of Transamerica Life Insurance and Annuity Company






By:               James O. Strand
                  Vice President and
                  Chief Operating Officer


Witness:          Susan Vivino
                  Paralegal